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                                                                      Exhibit 99

NEWS RELEASE
March 29, 1999

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
Contact:
Integra LifeSciences Corporation                              Noonan/Russo Communications, Inc.
Judy Brenna, Director, Corporate Communications               (212) 696-4455
(609) 936-2398                                                Meredith Milewicz, Investor, x228
jbrenna@integra-LS.com                                        Ernie Knewitz, Media, x204
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             Integra LifeSciences Announces Acquisition of NeuroCare
            A Leader in Neurosurgical Implants and Monitoring Devices

Plainsboro, NJ, March 29, 1999/PR Newswire/--Integra LifeSciences Corporation
(Nasdaq: IART) today announced that it has acquired the business, including certain assets and liabilities of the NeuroCare group of companies, a leading provider of neurosurgical products, for an acquisition price of $25 million.
NeuroCare designs, manufactures and sells implants, instruments and monitors used in neurosurgery and intensive care units, primarily for the treatment of hydrocephalus and neurological trauma. NeuroCare's product lines include the Camino, Heyer-Schulte, Redmond and Neuro Navigational brand names.

Revenue of the acquired business was $32.5 million in 1998 and earnings before interest, taxes, depreciation and amortization were $5.6 million, excluding a goodwill impairment charge. Integra believes that the acquisition will be accretive to earnings.

In addition to NeuroCare's comprehensive portfolio of neurosurgical products, its 18 direct sales representatives and three clinical specialists provide
Integra with a leading sales and marketing network in the U.S. for Integra's pipeline of neurosurgical products. Integra's newest neurosurgical medical device, DuraGenTM Dural Graft Matrix, recently received the CE Mark
Certification for marketing in the European Union, and is currently under FDA review. Integra's peripheral nerve guide is in Phase II clinical trials in Europe. Altogether, NeuroCare's direct domestic sales force, combined with a network of approximately 60 international distributors, enable the Company to sell products in over 50 countries worldwide.

The $25 million acquisition price was comprised of $14 million of cash and $11 million of assumed indebtedness under a term loan from Fleet Capital
Corporation. Fleet is also providing


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a $4 million revolving credit facility. The cash portion of the purchase price was financed in part by affiliates of Soros Private Equity Partners LLC, through the sale of $10 million of Integra Series B Preferred Stock and related warrants. The convertible preferred shares are convertible into approximately
2.6 million shares of Integra common stock and the warrants are to acquire
240,000 shares of Integra common stock. The conversion feature in Soros Private
Equity Partners' affiliates' investment is not subject to any future adjustment tied to Integra's stock price. Integra will provide the balance of the cash portion of the purchase price.

Stuart M. Essig, Integra President and Chief Executive Officer, commented, "This acquisition transforms Integra. It establishes Integra's neurosurgical business as an industry leader, broadens and strengthens Integra with a well-trained and experienced sales group, and strengthens Integra's revenues and cash flow. If the acquisition had occurred at the beginning of 1998, the combined revenue of Integra and NeuroCare would have been approximately $50 million during 1998. We are now positioned to accelerate the pace of our acquisition and partnership program in 1999. Each new acquisition strengthens our strategic plan for becoming a global leader of implantable medical devices and biopharmaceutical therapies. We are especially pleased that sophisticated investment advisors like
Soros Private Equity Partners recognize Integra's potential in the marketplace."

Neal Moszkowski, a partner at Soros Private Equity Partners, said, "We are pleased to complete this investment in Integra LifeSciences to help finance the acquisition of the NeuroCare group of companies. We have the utmost confidence in management's ability to integrate NeuroCare effectively. Furthermore, the acquisition is substantially accretive and positions Integra to accelerate the commercialization of its neurosurgical product portfolio, particularly
DuraGen(TM)."

NeuroCare's assets include the Camino manufacturing, packaging and distribution facility in San Diego, CA, which manufactures the Camino and Neuro Navigational brand products, and the Heyer-Schulte manufacturing facility in Anasco, Puerto
Rico, as well as corporate headquarters located in Pleasant Prairie, WI. While leveraging the existing NeuroCare infrastructure, Integra anticipates realizing significant cost reductions through the consolidation of its facilities. Integra expects to close NeuroCare's Pleasant Prairie facility by August 1, 1999.
Certain employees at that site will be transferred to either NeuroCare's San
Diego or Puerto Rico facilities, or to Integra's corporate headquarters and manufacturing facility in Plainsboro, NJ. Mr. Essig noted, "Reduction in duplicative facilities and functions has the potential to improve the profitability of NeuroCare and Integra. The Company expects that the consolidation will result in significant cost savings within the first 18 months."

NeuroCare will be named Integra NeuroCare and will operate as a wholly owned subsidiary of Integra LifeSciences.

Mr. Essig also announced the following organizational appointments at Integra
NeuroCare:

         George McHugh to Senior Vice President and General Manager
         Simon Archibald, Ph.D. to Vice President of Research and Development
         Robert Sciote to Vice President, North America Sales
         Jordan Warshafsky to Vice President of Marketing


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NationsBanc Montgomery Securities advised Integra on the acquisition.

Integra LifeSciences has its corporate headquarters in Plainsboro, NJ. Integra
NeuroCare and the Integra Corporate Research Center are located in San Diego,
CA. Integra NeuroCare also has facilities in Pleasant Prairie, WI and Anasco,
Puerto Rico. The Company has approximately 400 employees. Please feel free to visit the Company's Website at (http://www.integra-LS.com).

Soros Private Equity Partners LLC ("SPEP") is an investment advisor and an affiliate of Soros Fund Management LLC. SPEP is responsible for making direct private equity investments on behalf of Quantum Industrial Partners, a $3.5 billion investment fund and one of the Quantum Group of Funds. SPEP has twelve investment professionals located in New York and London. The Quantum Group of Funds is not available to U.S. investors.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ from predicted results. Such statements can be identified by the use of forward-looking terminology such as "will," "anticipate," "estimate," or similar words. Achieving the anticipated benefits of the NeuroCare acquisition will depend in part upon whether the integration of the two companies' businesses is accomplished in an efficient manner, and there can be no assurance that this will occur. Further forward-looking factors include, but are not limited to, new product development, governments approvals, market potential and resulting sales as well as potential therapeutic applications, and additional acquisitions. In addition, the economic, competitive, governmental, technological and other factors identified in Integra's filings with the Securities and Exchange
Commission could affect such results.

                         Background Fact Sheets follow:


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                          Integra NeuroCare Fact Sheet

Integra NeuroCare is a wholly owned subsidiary of Integra LifeSciences
Corporation.

Integra NeuroCare is a leading supplier of neurosurgical products with sales in 1998 of over $32 million. NeuroCare sells direct in the United States through 18 direct sales representatives and three clinical specialists in the U.S. and through approximately 60 international distributors who cover over 50 countries worldwide.

The NeuroCare group of companies has had a strong record of innovation in the field of neurosurgical products. Roderick G. Johnson founded NeuroCare in early
1994 in partnership with Continental Illinois Venture Corporation, and subsequently acquired the Heyer-Schulte neurosurgical shunt business; the Camino
Laboratories intracranial pressure (ICP) monitoring devices; certain assets of Redmond Neurotechnologies, a provider of specialty surgical instruments; and the Neuro Navigational neuroendoscopy product line.

From 1995 to 1998, NeuroCare increased revenue by a compound annual growth rate of approximately 13 percent, including acquisitions, with over 90 percent of total revenue from the Camino and Heyer-Schulte divisions.

NeuroCare has established an excellent reputation in the neurosurgery community by consistently bringing innovative technologies to market for intracranial pressure monitoring, neurosurgical shunting and neuroendoscopy.

Integra NeuroCare's products are as follows:

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--------------------------------------- ------------------------------------------------- --------------------------------------
Products                                Use                                               Brand
--------------------------------------- ------------------------------------------------- --------------------------------------
Intracranial monitoring                 For continuous pressure and temperature           Camino and Ventrix
                                        monitoring of the brain following injury


Neurosurgical shunts                    Specifically designed for the treatment of the    Heyer-Schulte
                                        chronic condition, hydrocephalus, i.e. excess
                                        pressure in the bin, as well as hemodynamic
                                        shunting


Neuroendoscopy                          For minimally invasive surgical access to the     Neuro Navagational
                                        brain


Neurosurgical instruments               Specialized surgical instruments for              Redmond
                                        neurosurgeons


Dural grafts                            For repair of damage to the dura, the membrane    DuraGen(TM)
                                        that encases the brain and spinal column          Launch anticipated in 1999



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Integra NeuroCare was created through the merger of companies. Heyer-Schulte was the first neurosurgical shunt. Camino was the first continuous intracranial pressure monitoring system. NeuroNavigational was the first endoscopy system designed for neurosurgeons.

Integra NeuroCare remains a leader with two major new products anticipated to launch in 1999. In addition to DuraGen(TM), the Company anticipates the 1999 launch of a new line of Heyer-Schulte products for improved neurosurgical shunting, which allow appropriate drainage in both standing and supine positions (the Beverly shunt series).

Integra NeuroCare products are manufactured in three facilities -San Diego, California produces Camino, Ventrix, and Neuro Navigational products; Plainsboro, New Jersey produces DuraGen(TM) products; and the Anasco, Puerto Rico facility produces Heyer-Schulte products.

                         Integra LifeSciences Fact Sheet

Integra LifeSciences Corporation (Nasdaq: IART) develops, manufactures and markets medical devices, implants and biomaterials that target and control cell behavior within the patient's body. The Company sells its products in more than 50 countries around the world and is focused on four main business units: neurosurgical products, skin repair and burn products, medical products including orthopedic products, and new businesses and ventures.

Integra was founded in 1989 as a technology consolidator. Integra acquired INTEGRA(R) Artificial Skin from Marion Labs and successfully took it through the FDA approval process, becoming on March 1, 1996 the first tissue regeneration product approved for commercialization in the U.S. In 1995, Integra became a publicly held company, listed on the Nasdaq National Market, when it acquired Telios Pharmaceuticals in San Diego and its proprietary peptide technologies. In 1998, Integra consolidated Telios operations and other R & D programs into its Corporate Research Center in San Diego. In September 1998, Integra acquired Rystan Company Inc.

During 1998, Integra initiated and completed alliances with the following major corporations:

1. Johnson & Johnson Medical, Inc. (NYSE: JNJ) for licensing and distribution of BIOPATCH(TM) Antimicrobial Dressing;

2. Century Medical, Inc., a subsidiary of ITOCHU, for supply and distribution in Japan of INTEGRA(R) Artificial Skin, Helistat(R) and Helitene(R), and the Company's two neurosurgical products, DuraGen(TM) Dural Graft Matrix and peripheral nerve regeneration conduit;


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3.       Bionx Implants, Inc. (Nasdaq: BINX) for supply of absorbable tyrosine polymers for use in orthopedic fracture fixation devices;

4. Linvatec Corporation, a subsidiary of CONMED (Nasdaq: CNMD), for supply of absorbable tyrosine polymers for sports medicine orthopedic fixation deices;

5. Johnson & Johnson Professional, Inc./DePuy (NYSE: JNJ) to develop an absorbable collagen-based implant in combination with Integra's RGD peptide technology for cartilage repair;

6. Sulzer Calcitek, Inc., a division of SulzerMedica (NYSE: SM), as exclusive distributor for Integra's BioMend(R) collagen matrix for a second generation guided tissue regeneration product in periodontal surgeries;

7. Genetics Institute, Inc. (GI), a division of American Home Products (NYSE: AHP), for exclusive supply of absorbable collagen matrices for GI's recombinant human bone morphogenetic protein-2 (rhBMP-2) in developing bone regeneration implants; and

8. Sofamor Danek Group, now a division of Medtronic, is GI's exclusive licensee for spinal applications of rhBMP-2 in the U.S., using Integra's absorbable collagen delivery matrices.

In 1998, Integra acquired Rystan Company, Inc., a pharmaceutical manufacturer based in Little Falls, NJ. Integra subsequently sold Rystan's Panafil(R) product line of healing and debriding agents, including the brand name and related manufacturing equipment, to Healthpoint Ltd. of Fort Worth, Texas. Both companies will co-market Panafil(R) as well as Healthpoint's Accuzyme(R) debriding agent. The NeuroCare group of companies is Integra's second acquisition in the past six months.